LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS,
TRUST COMPANIES AND OTHER NOMINEES

To Tender Shares of Common Stock
of

S1 CORPORATION

for

0.3148 of a Share of ACI Common Stock

or

$10.00 in Cash,

subject to the proration procedures described in the
Prospectus/Offer to Exchange dated October 13, 2011
and the related Letter of Election and Transmittal,

by

ANTELOPE INVESTMENT CO. LLC,

a wholly owned subsidiary of

ACI WORLDWIDE, INC.

THE EXCHANGE OFFER AND THE WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 31, 2011, UNLESS EXTENDED. S1 SHARES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

October 13, 2011

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by ACI Worldwide, Inc., a Delaware corporation (“ACI”), and Antelope Investment Co. LLC (“Offeror”), a Delaware limited liability company and a wholly owned subsidiary of ACI, to act as Exchange Agent, which we refer to as “the Exchange Agent” or “we”, “us” or “our”, in connection with Offeror’s offer to exchange each issued and outstanding share of common stock of S1 Corporation, a Delaware corporation (“S1”), par value $0.01 per share (the “S1 Shares”), for either of the following:

•	0.3148 of a share of ACI common stock (the “ACI Shares”), par value $0.005 per share (the “Stock Consideration”); or

•	$10.00 in cash, without interest (the “Cash Consideration”),

subject to the proration procedures described in the Prospectus/Offer to Exchange, dated October 13, 2011, and in the related Letter of Election and Transmittal (which together, as amended, supplemented or modified from time to time, constitute the “Exchange Offer”), upon the terms and subject to the conditions of the Exchange Offer. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold S1 Shares registered in your name or in the name of your nominee. All capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Prospectus/Offer to Exchange.

As discussed in the Prospectus/Offer to Exchange, the Exchange Offer is not being made in any jurisdiction where the Exchange Offer would not be in compliance with the applicable laws of such jurisdiction.

YOUR PROMPT ACTION IS REQUESTED.  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., EASTERN TIME, ON MONDAY, OCTOBER 31, 2011, UNLESS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold S1 Shares registered in your name or the name of your nominee are copies of the following documents:

1. The Prospectus/Offer to Exchange, dated October 13, 2011.

2. The Letter of Election and Transmittal for your use in accepting the Exchange Offer and tendering S1 Shares and for the information of your clients. Facsimile copies of the Letter of Election and Transmittal may be used to tender S1 Shares, including the IRS Form W-9.

3. The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates evidencing S1 Shares are not immediately available or if you cannot deliver the certificates and all other required documents to us on or prior to the expiration time of the Exchange Offer or complete the procedure for book-entry transfer on a timely basis.

4. A form of the letter that may be sent to your clients for whose accounts you hold S1 Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

5. A return envelope addressed to us.

Please note the following:

A. The consideration for each Share of S1 Common Stock is either of the following:

•	0.3148 of an ACI Share (Stock Consideration); or

•	$10.00 in cash, without interest (Cash Consideration),

subject to the proration procedures described in the Prospectus/Offer to Exchange and the Letter of Election and Transmittal, and cash in lieu of any fractional ACI Shares, as described in the Prospectus/Offer to Exchange. IF THE UNDERSIGNED FAILS TO PROPERLY MAKE AN EXCHANGE OFFER ELECTION, THE UNDERSIGNED WILL BE DEEMED TO HAVE TENDERED HIS, HER OR ITS S1 SHARES WITH NO ELECTION, AND WILL BE DEEMED TO HAVE ELECTED THE CASH CONSIDERATION. PLEASE SEE THE SECTION OF THE PROSPECTUS/OFFER TO EXCHANGE TITLED “THE EXCHANGE OFFER — CONSEQUENCES OF TENDERING WITH NO ELECTION.”

B. The Exchange Offer is being made for all issued and outstanding S1 Shares. The Exchange Offer is being made pursuant to the Transaction Agreement, dated as of October 3, 2011, among ACI, Offeror and S1 (as amended, the “Transaction Agreement”). The S1 Board unanimously recommends that the S1 stockholders accept the Exchange Offer by tendering their S1 Shares in the Exchange Offer.

C. The Exchange Offer and the withdrawal rights expire at 5:00 p.m., Eastern time, on Monday, October 31, 2011, unless extended as described in the Prospectus/Offer to Exchange (as extended, the “Expiration Time of the Offer”). S1 Shares tendered pursuant to the Exchange Offer may be withdrawn at any time before the expiration time of the Exchange Offer, but not during any subsequent offering period.

D. The Exchange Offer is subject to the conditions set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer — Conditions of the Exchange Offer,” which we urge you to review in detail. These conditions include the following:

•	S1 stockholders shall have validly tendered and not properly withdrawn prior to the Expiration Time at least that number of S1 Shares (together with the S1 Shares then owned by ACI, Offeror or any of ACI’s other subsidiaries), shall constitute a majority of the S1 Shares issued and outstanding on a fully diluted basis. We refer to this condition as the “Minimum Tender Condition.”

•	The registration statement of which this prospectus/offer to exchange is a part shall have been declared effective under the Securities Act of 1933, as amended, and no stop order suspending the effectiveness of the registration statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC, and ACI shall have received all necessary state securities law or “blue sky” authorizations.

•	Any applicable waiting period under the HSR Act, and, if applicable, any agreement with the Federal Trade Commission or the Antitrust Division of the U.S. Department of Justice to accept S1 Shares for exchange in the Exchange Offer, shall have expired or shall have been terminated prior to the Expiration Time (the “HSR Condition”).

•	Any clearance, approval, permit, authorization, waiver, determination, favorable review or consent of any Governmental Authority, other than the HSR Condition, shall have been obtained and such approvals shall be in full force and effect, or any applicable waiting periods for such clearances or approvals shall have expired, except for any failures that would not reasonably be expected to have a material adverse effect on ACI or S1.

•	Any of the following fail to be true:

•	(1) the representations and warranties of the S1 relating to organization, standing and power, authority, capital structure, absence of certain changes or events, brokers and vote required, as set forth in the Transaction Agreement were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made at the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations and warranties shall have been true and correct as of such particular date), except in either case contemplated by this clause (1) for de minimis inaccuracies and (2) the other representations and warranties of S1 set forth in the Transaction Agreement were true and correct as of October 3, 2011 and will be true and correct on and as of the Expiration Time with the same force and effect as if made on the Expiration Time (in either case other than those representations and warranties which address matters only as of a particular date, which representations shall have been true and correct as of such particular date), except in either case contemplated by this clause (2) where the failure of such representations and warranties to be true and correct (disregarding all qualifications or limitations as to materiality, material adverse effect or words of similar import set forth therein) has not had and would not reasonably be expected to have a material adverse effect on S1;

•	S1 has performed or complied in all material respects with all agreements and covenants required by the Transaction Agreement to be performed or complied with by it on or prior to the Expiration Time; and

•	since October 3, 2011, there shall not have occurred any material adverse change in the business, financial condition or continuing results of S1 and its subsidiaries, taken as a whole (excluding certain events specified in the Transaction Agreement).

E. Exchange of S1 Shares pursuant to the Exchange Offer will be made only after timely receipt by us of (1) a properly completed and duly executed Letter of Election and Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees, or an Agent’s Message (as defined in the Prospectus/Offer to Exchange) in connection with book-entry transfer of the shares, (2) certificates for such S1 Shares or a confirmation of a book-entry transfer of such shares into our account at the Depositary Trust Company and (3) any other required documents. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE EXCHANGE OFFER CONSIDERATION FOR S1 SHARES, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN MAKING THE EXCHANGE OR IN DISTRIBUTING THE EXCHANGE OFFER CONSIDERATION.

F. Any stock transfer taxes applicable to the transfer of S1 Shares to Offeror pursuant to the Exchange Offer will be paid by Offeror, except as otherwise provided in the Prospectus/Offer to Exchange and the related Letter of Election and Transmittal.

Neither ACI nor Offeror will pay any commissions or fees to any broker, dealer or other person, other than us, Innisfree M&A Incorporated (the “Information Agent”) and other persons described in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer — Fees and Expenses,” for soliciting tenders of S1 Shares pursuant to the Exchange Offer. Upon request, Offeror will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

S1 stockholders who wish to tender their S1 Shares but whose certificates representing S1 Shares are not immediately available or who cannot deliver their certificates and all other required documents to us prior to the expiration time of the Exchange Offer or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their S1 Shares by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures, and complying with all other requirements, in each case, as set forth in the section of the Prospectus/Offer to Exchange titled “The Exchange Offer — Procedure for Tendering.”

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed material may be obtained from, the Information Agent at the address and telephone numbers set forth on the back cover of the Prospectus/Offer to Exchange.

Very truly yours,

Wells Fargo Bank, N. A.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF ACI OR OFFEROR, THE INFORMATION AGENT OR THE EXCHANGE AGENT, OR OF ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

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